THE FIRST TRUST SPECIAL SITUATIONS TRUST, SERIES 215

                         TRUST AGREEMENT

                     Dated:  August 27, 1997

     This Trust Agreement among Nike Securities L.P., as Depositor, The Chase Manhattan Bank, as Trustee, First Trust Advisors L.P., as Evaluator and First Trust Advisors L.P., as Portfolio Supervisor, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust for The First Trust Special Situations Trust, Series 18 and subsequent Series, Effective October 15, 1991" (herein called the "Standard Terms and Conditions of Trust"), and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.


                        WITNESSETH THAT:

     In   consideration  of  the  premises  and  of  the   mutual
agreements herein contained, the Depositor, the Trustee, the Evaluator and the Portfolio Supervisor agree as follows:


                             PART I


             STANDARD TERMS AND CONDITIONS OF TRUST

     Subject to the provisions of Part II and Part III hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as tough said provisions had been set forth in full in this instrument.


                             PART II


              SPECIAL TERMS AND CONDITIONS OF TRUST

     The following special terms and conditions are hereby agreed to:

     A. The Securities initially deposited in the Trust pursuant to Section 2.01 of the Standard Terms and Conditions of Trust are set forth in the Schedules hereto.

     B. (1) The aggregate number of Units outstanding for the Trust on the Initial Date of Deposit is 15,000 Units.

           (2) The initial fractional undivided interest in and ownership of the Trust represented by each Unit thereof shall be 1/15,000.

     Documents representing this number of Units for the Trust are being delivered by the Trustee to the Depositor pursuant to
Section 2.03 of the Standard Terms and Conditions of Trust.

     C. The Percentage Ratio is as follows on the Initial Date of Deposit:

     49.47% Zero coupon U.S. Treasury bonds maturing November 15, 2004, 1.00% E.I. du Pont de Nemours & Company, .92% Monsanto Company, .73% The Boeing Company, .67% Caterpillar Inc., .64% Deere & Company, .63% Emerson Electric Co., .97% General Electric Company, .68% Hillenbrand Industries Inc., .62% Tyco International Ltd., .56% United States Filter Corporation, 1.01% Pacific Gateway Exchange, Inc., .93% Worldcom, Inc., .85% Consolidated Stores Corporation, .48% Cooper Tire & Rubber Company, .75% Kohl's Corporation, .58% New York Times Company (Class A), .96% NIKE, Inc. (Class B), .49% Service Corporation International, .91% The Coca-Cola Company, 1.19% The Walt Disney Company, .85% The Gillette Company, 1.15% Imax Corporation, 1.00% McDonald's Corporation, .92% The Procter & Gamble Company, 1.02% Amoco Corporation, .70% Exxon Corporation, .74% Mobil Corporation, 1.01% Schlumberger, Ltd., 1.13% Transocean Offshore Inc., .79% American International Group, Inc., 1.06% Banc One Corporation, .94% Barnett Banks, Inc., 1.15% Citicorp, .95% Fifth Third Bancorp, 1.16% Huntington Bancshares Incorporated, .99% National City Corporation, .61% Nationwide Financial Service, Inc., .99% T. Rowe Price Associates, Inc., .85% Amgen, Inc., .67% Biomet, Inc., 1.03% Cardinal Health, Inc., .78% HEALTHSOUTH Corporation, .84% Johnson & Johnson, 1.02% Medtronic, Inc., .92% Merck & Company, Inc., .93% Pfizer, Inc., 1.05% Applied Materials, Inc., .92% Aspen Technologies, Inc., 1.19% Cisco Systems,
     Inc., 1.14% Compaq Computer Corporation, .85% Computer Sciences Corporation, 1.30% Intel Corporation, .82% Lucent Technologies, 1.26% Microsoft Corporation, .83% Motorola, Inc., .72% Federal Express Corporation, .68% The Williams Companies, Inc.

     D. The Record Dates shall be as set forth in the Prospectus under "Summary of Essential Information."

     E. The Distribution Dates shall be as set forth in the Prospectus under "Summary of Essential Information."

     F.    The Mandatory Termination Date for the Trust shall  be
November 15, 2004.

     G. The Treasury Obligations Maturity Date for the Trust shall be November 15, 2004.

     H.    The Evaluator's compensation as referred to in Section
4.03 of the Standard Terms and Conditions of Trust shall be an annual fee of $.0025 per Unit calculated on the largest number of Units outstanding during each period in respect of which a payment is made pursuant to Section 3.05, payable on a Distribution Date. Such fee may exceed the actual cost of providing such evaluation services for the Trust, but at no time will the total amount received for evaluation services rendered to unit investment trusts of which Nike Securities L.P. is the sponsor in any calendar year exceed the aggregate cost to the Evaluator of supplying such services in such year.

     I.    The  Trustee's Compensation Rate pursuant  to  Section
6.04 of the Standard Terms and Conditions of Trust shall be an annual fee of $.0075 per Unit, calculated on the largest number of Units outstanding during each period in respect of which a payment is made pursuant to Section 3.05. However, in no event, except as may be otherwise be provided in the Standard Terms and Conditions of Trust, shall the Trustee receive compensation in any one year from any Trust of less than $2,000 for such annual compensation.

     J.   The Initial Date of Deposit for the Trust is August 27,
1997.

     K. The minimum amount of Equity Securities to be sold by the Trustee pursuant to Section 5.02 of the Indenture for the redemption of Units shall be 100 shares.


                            PART III

     A.   Section 1.01(2) shall be amended to read as follows:

     "(2) "Trustee" shall mean The Chase Manhattan Bank, or any successor trustee appointed as hereinafter provided."

     All references to United States Trust Company of New York in the Standard Terms and Conditions of Trust shall be amended to refer to The Chase Manhattan Bank.

     B. The term "Capital Account" as set forth in the Prospectus shall be deemed to refer to the "Principal Account."

     C. Paragraph (b) of Section 2.01 shall be restated in its entirety as follows:

          (b)(1)From time to time following the Initial Date of Deposit, the Depositor is hereby authorized, in its discretion, to assign, convey to and deposit with the Trustee (i) additional Securities, duly endorsed in blank or accompanied by all necessary instruments of assignment and transfer in proper form, (ii) Contract Obligations relating to such additional Securities, accompanied by cash and/or Letter(s) of Credit as specified in paragraph (c) of this
     Section 2.01, or (iii) cash (or a Letter of Credit in lieu of cash) with instructions to purchase additional Securities, in an amount equal to the portion of the Unit Value of the Units created by such deposit attributable to the Securities to be purchased pursuant to such instructions. Except as provided in the following subparagraphs (2), (3) and (4) the Depositor, in each case, shall ensure that each deposit of additional Securities pursuant to this Section shall maintain, as nearly as practicable, the Percentage Ratio. Each such deposit of additional Securities shall be made pursuant to a Notice of Deposit of Additional Securities delivered by the Depositor to the Trustee. Instructions to purchase additional Securities shall be in writing, and shall specify the name of the Security, CUSIP number, if any, aggregate amount, price or price range and date to be purchased. When requested by the Trustee, the Depositor shall act as broker to execute purchases in accordance with such instructions; the Depositor shall be entitled to compensation therefor in accordance with applicable law and regulations. The Trustee shall have no liability for any loss or depreciation resulting from any purchase made pursuant to the Depositor's instructions or made by the Depositor as broker.

          (2) Additional Securities (or Contract Obligations therefor) may, at the Depositor's discretion, be deposited or purchased in round lots. If the amount of the deposit is insufficient to acquire round lots of each Security to be acquired, the additional Securities shall be deposited or purchased in the order of the Security in the Trust most under-represented immediately before the deposit with respect to the Percentage Ratio.

          (3) If at the time of a deposit of additional Securities, Securities of an issue deposited on the Initial Date of Deposit (or of an issue of Replacement Securities acquired to replace an issue deposited on the Initial Date of Deposit) are unavailable, cannot be purchased at reasonable prices or their purchase is prohibited or restricted by applicable law, regulation or policies, the Depositor may (i) deposit, or instruct the Trustee to purchase, in lieu thereof, another issue of Securities or Replacement Securities or (ii) deposit cash or a letter of credit in an amount equal to the valuation of the issue of Securities whose acquisition is not feasible with instructions to acquire such Securities of such issue when they become available.

          (4) Any contrary authorization in the preceding subparagraphs (1) through (3) notwithstanding, deposits of additional Securities made after the 90-day period immediately following the Initial Date of Deposit (except for deposits made to replace Failed Contract Obligations if such deposits occur with 20 days from the date of a failure occurring within such initial 90-day period) shall maintain exactly the Percentage Ratio existing immediately prior to such deposit.

          (5) In connection with and at the time of any deposit of additional Securities pursuant to this Section 2.01(b), the Depositor shall exactly replicate Cash (as defined below) received or receivable by the Trust as of the date of such deposit. For purposes of this paragraph, "Cash" means, as to the Capital Account, cash or other property (other than Securities) on hand in the Capital Account or receivable and to be credited to the Capital Account as of the date of the deposit (other than amounts to be distributed solely to persons other than holders of Units created by the deposit) and, as to the Income Account, cash or other property (other than Securities) received by the Trust as of the date of the deposit or receivable by the Trust in respect of a record date for a payment on a Security which has occurred or will occur before the Trust will be the holder of record of a Security, reduced by the amount of any cash or other property received or receivable on any Security allocable (in accordance with the Trustee's calculations of distributions from the Income Account pursuant to Section 3.05) to a distribution made or to be made in respect of a Record Date occurring prior to the deposit. Such replication will be made on the basis of a fraction, the numerator of which is the number of Units created by the deposit and the denominator of which is the number of Units which are outstanding immediately prior to the deposit".

     D.    The  last sentence of the first paragraph  of  Section
5.02 of the Standard Terms and Conditions of Trust is amended by substituting "4:00 p.m. Eastern time" for "12:00 p.m in the City of New York."

     E.    The third sentence of the seventh paragraph of Section
5.02 of the Standard Terms and Conditions of Trust is amended by deleting "a certification from the independent public accountants to the effect described in the second paragraph of this Section 5.02" and in its place inserting "a certification from the Depositor and Trustee to the effect described in the second paragraph of this Section 5.02."

     F.    Paragraph (a) of subsection II of Section 3.05 of  the
Standard Terms and Conditions of Trust is hereby amended to substitute the following sentence for the first sentence of such paragraph:

          "On each Distribution Date, the Trustee shall distribute to each Unit holder of record at the close of business on the Record Date immediately preceding such
     Distribution Date an amount per Unit equal to such Unit holder's Income Distribution (as defined below), plus such Unit holder's pro rata share of the balance of the Principal Account (except for monies on deposit therein required to purchase Contract Obligations) computed as of the close of business on such Record Date after deduction of any amounts provided in Subsection I, provided, however, that with respect to distributions other than the distribution occurring in the month of December of each year, the Trustee shall not be required to make a distribution from the
     Principal Account unless the amount available for distribution shall equal $1.00 per 100 Units.

          Each Trust shall provide the following distribution elections: (1) distributions to be made by check mailed to the post office address of the Unit holder as it appears on the registration books of the Trustee, or (2) the following reinvestment option:

               The Trustee will, for any Unit holder who provides
          the Trustee written instruction, properly executed and in form satisfactory to the Trustee, received by the Trustee no later than its close of business 10 business days prior to a Record Date (the "Reinvestment Notice Date"), reinvest such Unit holder's distribution from the Income and Capital Accounts in Units of the Trust, purchased from the Depositor, to the extent the Depositor shall make Units available for such purchase, at the Depositor's offering price as of the fifth business day prior to the following Distribution Date, and at such reduced sales charge as may be described in the prospectus for the Trusts. If, for any reason, the Depositor does not have Units of the Trust available for purchase, the Trustee shall distribute such Unit holder's distribution from the Income and Capital
          Accounts in the manner provided in clause (1) of the preceding paragraph. The Trustee shall be entitled to rely on a written instruction received as of the Reinvestment Notice Date and shall not be affected by any subsequent notice to the contrary. The Trustee shall have no responsibility for any loss or depreciation resulting from any reinvestment made in accordance with this paragraph, or for any failure to make such reinvestment in the event the Depositor does not make Units available for purchase.

          Any Unit holder who does not effectively elect reinvestment in Units of their respective Trust pursuant to the preceding paragraph shall receive a cash distribution in the manner provided in clause (1) of the second preceding paragraph."

     G.    Section  3.12 of the Standard Terms and Conditions  of
Trust is hereby deleted in its entirety and replaced with the following language:

"Section 3.12. Notice to Depositor. In the event that the Trustee shall have been notified at any time of any action to be taken or proposed to be taken by at least a legally required number of holders of any Zero Coupon Obligation, if any, (including but not limited to the making of any demand, direction, request, giving of any notice, consent or waiver or the voting with respect to any amendment or supplement to any indenture, resolution, agreement or other instrument under or pursuant to which the Zero Coupon Obligations, if any, have been issued) the Trustee shall promptly notify the Depositor and shall thereupon take such action or refrain from taking any action as the Depositor shall in writing direct; provided, however, that if the Depositor shall not within five Business Days of the giving of such notice to the Depositor direct the Trustee to take or refrain from taking any action, the Trustee shall take such action as it, in its sole discretion, shall deem advisable.

     In the event that the Trustee shall have been notified at any time of any action to be taken or proposed to be taken by at least a legally required number of holders of any Equity Securities deposited in a Trust, the Trustee shall take such action or omit from taking any action, as appropriate, so as to insure that the Equity Securities are voted as closely as possible in the same manner and the same general proportion as are the Equity Securities held by owners other than the Trust.

     In  the  event  that an offer by the issuer of  any  of  the
Securities or any other party shall be made to issue new securities, or to exchange securities, for Trust Securities, the Trustee shall reject such offer. However, should any exchange or substitution be effected notwithstanding such rejection or without an initial offer, any Securities, cash and/or property received in exchange shall be deposited hereunder and shall be promptly sold, if securities or property, by the Trustee pursuant to the Depositor's direction, unless the Depositor advises the
Trustee to keep such securities or property. The Depositor may rely on the Portfolio Supervisor in so advising the Trustee. The cash received in such exchange and cash proceeds of any such sales shall be distributed to Unit holders on the next distribution date in the manner set forth in Section 3.05 regarding distributions from the Principal Account. The Trustee shall not be liable or responsible in any way for depreciation or loss incurred by reason of any such sale.

     Neither the Depositor nor the Trustee shall be liable to any person for any action or failure to take action pursuant to the terms of this Section 3.12 other than failure to notify the Depositor.

     Whenever new securities or property is received and retained by the Trust pursuant to this Section 3.12, the Trustee shall, within 5 days thereafter, mail to all Unit holders of the Trust notices of such acquisition unless legal counsel for the Trust determines that such notice is not required by The Investment Company Act of 1940, as amended."

     H.   Section 1.01(4) shall be amended to read as follows:

     "(4)"Portfolio  Supervisor" shall mean First Trust  Advisors
L.P. and its successors in interest, or any successor portfolio supervisor appointed as hereinafter provided."

     I.    Section 3.05 of Article III of the Standard Terms  and
Conditions of Trust is hereby amended to include the following subsection:

          "Section 3.05.I.(e) deduct from the Income Account or, to the extent funds are not available in such Account, from the Capital Account and pay to the Depositor the amount that it is entitled to receive pursuant to Section 3.16."

     J.    Article  III of the Standard Terms and  Conditions  of
Trust is hereby amended by inserting the following paragraphs which shall be entitled Section 3.16.:

     "Section 3.16. Bookkeeping and Administrative Expenses. As compensation for providing bookkeeping and other administrative services of a character described in Section 26(a)(2)(C) of the Investment Company Act of 1940 to the extent such services are in addition to, and do not duplicate, the services to be provided hereunder by the Trustee or the Portfolio Supervisor, the Depositor shall receive against a statement or statements therefor submitted to the Trustee monthly or annually an aggregate annual fee in an amount which shall not exceed that dollar amount set forth in the Prospectus times the number of Units outstanding as of January 1 of such year except for a year or years in which an initial offering period as determined by
Section 4.01 of this Indenture occurs, in which case the fee for a month is based on the number of Units outstanding at the end of such month (such annual fee to be pro rated for any calendar year in which the Depositor provides service during less than the whole of such year), but in no event shall such compensation when combined with all compensation received from other unit investment trusts for which the Depositor hereunder is acting as Depositor for providing such bookkeeping and administrative services in any calendar year exceed the aggregate cost to the Depositor providing services to such unit investment trusts. Such compensation may, from time to time, be adjusted provided that the total adjustment upward does not, at the time of such adjustment, exceed the percentage of the total increase, after the date hereof, in consumer prices for services as measured by the United States Department of Labor Consumer Price Index entitled "All Services Less Rent of Shelter" or similar index, if such index should no longer be published. The consent or concurrence of any Unit holder hereunder shall not be required for any such adjustment or increase. Such compensation shall be paid by the Trustee, upon receipt of invoice therefor from the Depositor, upon which, as to the cost incurred by the Depositor of providing services hereunder the Trustee may rely, and shall be charged against the Income and Principal Accounts on or before the Distribution Date following the Monthly Record Date on which such period terminates. The Trustee shall have no liability to any Certificateholder or other person for any payment made in good faith pursuant to this Section.

     If the cash balance in the Income and Principal Accounts shall be insufficient to provide for amounts payable pursuant to this Section 3.16, the Trustee shall have the power to sell (i) Securities from the current list of Securities designated to be sold pursuant to Section 5.02 hereof, or (ii) if no such Securities have been so designated, such Securities as the Trustee may see fit to sell in its own discretion, and to apply the proceeds of any such sale in payment of the amounts payable pursuant to this Section 3.16, provided, however, that Zero Coupon Obligations may not be sold to pay for amounts payable pursuant to this Section 3.16.

     Any moneys payable to the Depositor pursuant to this Section
3.16 shall be secured by a prior lien on the Trust Fund except that no such lien shall be prior to any lien in favor of the Trustee under the provisions of Section 6.04 herein.

     K.   Section 1.01(3) shall be amended to read as follows:

     "(3) "Evaluator" shall mean First Trust Advisors L.P. and its successors in interest, or any successor evaluator appointed as hereinafter provided."

     L. The first sentence of Section 3.14. shall be amended to read as follows:

          "As compensation for providing supervisory portfolio services under this Indenture, the Portfolio Supervisor shall receive, in arrears, against a statement or statements therefor submitted to the Trustee monthly or annually an aggregate annual fee in an amount which shall not exceed the amount set forth under "Summary of Essential Information-Supervisory Fee" in the Prospectus times the number of Units outstanding as of January 1 of such year except for a Trust during the year or years in which an initial offering period as determined in Section 4.01 of this Indenture occurs, in which case the fee for a month is based on the number of Units outstanding at the end of such month (such annual fee to be pro rated for any calendar year in which the Portfolio Supervisor provides services during less than the whole of such year), but in no event shall such compensation when combined with all compensation received from other series of the Trust for providing such supervisory services in any calendar year exceed the aggregate cost to the Portfolio Supervisor for providing such services."

     M.    Section  3.01 of the Standard Terms and Conditions  of
Trust shall be replaced in its entirety with the following:

     "Section 3.01. Initial Cost. The expenses incurred in establishing a Trust, including the cost of the preparation and typesetting of the registration statement, prospectuses (including preliminary prospectuses), the indenture and other documents relating to the Trust, printing of Certificates, Securities and Exchange Commission and state blue sky registration fees, the costs of the initial valuation of the portfolio and audit of the Trust, the initial fees and expenses of the Trustee, and legal and other out-of-pocket expenses related thereto, but not including the expenses incurred in the printing of preliminary prospectuses and prospectuses, expenses incurred in the preparation and printing of brochures and other advertising materials and any other selling expenses, to the extent not borne by the Depositor, shall be borne by the Trust. To the extent the funds in the Income and Capital Accounts of the Trust shall be insufficient to pay the expenses borne by the
Trust specified in this Section 3.01, the Trustee shall advance out of its own funds and cause to be deposited and credited to the Income Account such amount as may be required to permit payment of such expenses. The Trustee shall be reimbursed for such advance on each Record Date from funds on hand in the Income Account or, to the extent funds are not available in such
Account, from the Capital Account, in the amount deemed to have accrued as of such Record Date as provided in the following sentence (less prior payments on account of such advances, if any), and the provisions of Section 6.04 with respect to the reimbursement of disbursements for Trust expenses, including, without limitation, the lien in favor of the Trustee therefor and the authority to sell Securities as needed to fund such reimbursement, shall apply to the payment of expenses and the amounts advanced pursuant to this Section. For the purposes of the preceding sentence and the addition provided in clause (4) of the first sentence of Section 5.01, the expenses borne by the Trust pursuant to this Section shall be deemed to have been paid on the date of the Trust Agreement and to accrue at a daily rate over the time period specified for their amortization provided in the Prospectus; provided, however, that nothing herein shall be deemed to prevent, and the Trustee shall be entitled to, full reimbursement for any advances made pursuant to this Section no later than the termination of the Trust. For purposes of calculating  the  accrual of organizational expenses  under  this
Section 3.01, the Trustee shall rely on the written estimates of such expenses provided by the Depositor pursuant to Section 5.01."

     N.    Section  5.01 of the Standard Terms and Conditions  of
Trust shall be amended as follows:

          (i)   The  first  sentence of the  first  paragraph  of
     Section 5.01 shall be amended by deleting the phrase "together with all other assets of the Trust" at the end of such sentence and adding the following at the conclusion thereof: ", plus (4) amounts representing organizational expenses paid from the Trust less amounts representing accrued organizational expenses of the Trust, plus (5) all other assets of the Trust."

          (ii) The following shall be added at the end of the first paragraph of Section 5.01:

               Until the Depositor has informed the Trustee that there will be no further deposits of Additional Securities pursuant to section 2.01(b), the Depositor shall provide the Trustee with written estimates of (i) the total organizational expenses to be borne by the Trust pursuant to Section 3.01 and (ii) the total number of Units to be issued in connection with the initial deposit and all anticipated deposits of additional Securities. For purposes of calculating the Trust Fund Evaluation and Unit Value, the Trustee shall treat all such anticipated expenses as having been paid and all liabilities therefor as having been incurred, and all Units as having been issued, in each case on the date of the Trust Agreement, and, in connection with each such calculation, shall take into account a pro rata portion of such expense and liability based on the actual number of Units issued as of the date of such calculation. In the event the Trustee is informed by the Depositor of a revision in its estimate of total expenses or total Units and upon the conclusion of the deposit of additional Securities, the Trustee shall base calculations made thereafter on such revised estimates or actual expenses, respectively, but such adjustment shall not affect calculations made prior thereto and no adjustment shall be made in respect thereof.

     O. For purposes of this Trust, Units of the Trust will not be rated by Standard & Poor's Ratings Services and any reference to such rating or any requirement that information be forwarded to Standard & Poor's Ratings Services in the Standard Terms and Conditions of Trust shall be inapplicable. In addition, any reference to Unit holders receiving or the Trust maintaining a specified amount per Unit upon the Mandatory Termination Date shall be inapplicable.

     P. For purposes of this Trust, any reference in the Standard Terms and Conditions of Trust to "140%" shall be replaced with "110%" in relation to the amount of cash or a Letter of Credit needed to acquire Treasury Obligations.

     Q.    The  second paragraph of Section 3.02 of the  Standard
Terms and Conditions of Trust is hereby deleted and replaced with the following sentence:

          "Any non-cash distributions (other than a non-taxable distribution of the shares of the distributing corporation which shall be retained by the Trust) received by the Trust shall be dealt with in the manner described at Section 3.12, herein, and shall by retained or disposed of by the Trust according to those provisions. The proceeds of any disposition shall be credited to the Income Account of the Trust. Neither the Trustee nor the Depositor shall be liable or responsible in any way for depreciation or loss incurred by reason of any such sale."

     R.    Section  3.15 of the Standard Terms and Conditions  of
Trust shall be deleted and any reference thereto shall be inapplicable.

     S.    Notwithstanding anything to the contrary  in  Sections
3.14 and 4.05 of the Standard Terms and Conditions of Trust, so long as Nike Securities L.P. is acting as Depositor, the Trustee shall have no power to remove the Portfolio Supervisor.

      T.    Paragraph (c) of Subsection II of Section 3.05 of the
Standard Terms and Conditions of Trust is hereby amended to read as follows:

          "On each Distribution Date the Trustee shall distribute to each Unit holder of record at the close of business on the Record Date immediately preceding such Distribution Date an amount per Unit equal to such Unit holder's pro rata share of the balance of the Capital Account (except for monies on deposit therein required to purchase Contract Obligations) computed as of the close of business on such Record Date after deduction of any amounts provided in Subsection I."

     U. The following shall be added immediately following the first sentence of paragraph (c) of Section 2.01:

          "The Trustee may allow the Depositor to substitute any Letter(s) of Credit deposited with the Trustee in connection with the deposits described in Section 2.01(a) and (b) with cash in an amount sufficient to satisfy the obligations to which the Letter(s) of Credit relates. Any substituted Letter(s) of Credit shall be released by the Trustee."

     V. Notwithstanding anything to the contrary in this Standard Terms and Conditions of Trust, any reference to Unit holders receiving or the Trust maintaining a specified amount per Unit upon the Mandatory Termination Date shall be inapplicable. In addition, nothing contained herein or in the Standard Terms and Conditions of Trust which would (1) restrict the sale of any Zero Coupon Obligation held by the Trust or (2) require the maintenance of a per Unit maturity value upon the creation of additional Units pursuant to a subsequent deposit as described in
Section 2.01(b) shall be applicable.



     IN WITNESS WHEREOF, Nike Securities L.P., The Chase Manhattan Bank and First Trust Advisors L.P. have each caused this Trust Agreement to be executed and the respective corporate seal to be hereto affixed and attested (if applicable) by authorized officers; all as of the day, month and year first above written.

                              NIKE SECURITIES L.P.,Depositor


                              By   Robert M. Porcellino
                                   Vice President

                             THE CHASE MANHATTAN BANK, Trustee



(SEAL)                        By   Thomas Porrazzo
                                   Vice President

Attest:

Rosalia A. Raviele
Second Vice President
                             FIRST TRUST ADVISORS L.P.,
                              Evaluator




                              By   Robert M. Porcellino
                                   Vice President


                             FIRST TRUST ADVISORS L.P.,
                              Portfolio Supervisor


                              By   Robert M. Porcellino
                                   Senior Vice President

                  SCHEDULE A TO TRUST AGREEMENT

                 Securities Initially Deposited
      The First Trust Special Situations Trust, Series 215



     (Note:   Incorporated herein and made a part hereof for  the
Trust is the "Schedule of Investments" for the Trust as set forth in the Prospectus.)